UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CUTERA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF

2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2009

10:00 A.M. Pacific Time

To our Stockholders:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Cutera, Inc. (the “Company”). The meeting will be held at our principal executive offices located at 3240 Bayshore Blvd., Brisbane, California 94005-1021 on May 20, 2009 at 10:00 a.m. Pacific Time, for the following purposes:

1.	To elect two Class II directors to each serve for a three-year term that expires at the 2012 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

2.	To approve the Option Exchange Program for our employees;

3.	To approve the Option Exchange Program for our Executive Officers and the independent members of our Board of Directors;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (the “Independent Registered Public Accounting Firm”) for the fiscal year ending December 31, 2009; and

5.	To transact such other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting.

To help conserve resources and reduce printing and distribution costs, we will be mailing a notice to our stockholders, instead of a paper copy of this proxy statement and our 2008 Annual Report, with instructions on how to access our proxy materials over the Internet, including this proxy statement, our 2008 Annual Report and a form of proxy card or voting instruction card. The notice will also contain instructions on how each of those stockholders can receive a paper copy of our proxy materials.

The meeting will begin promptly at 10:00 a.m., local time, and check-in will begin at 9:30 a.m., local time. Only holders of record of shares of our common stock (NASDAQ: CUTR) at the close of business on March 24, 2009 will be entitled to notice of, and to vote at, the meeting and any postponements or adjournments of the meeting.

For a period of at least 10 days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available and open to the examination of any stockholder for any purpose relating to the Annual Meeting during normal business hours at our principal executive offices located at 3240 Bayshore Blvd., Brisbane, California 94005-1021.

By order of the Board of Directors,

Kevin P. Connors President and Chief Executive Officer

Brisbane, California

March 16, 2009

YOUR VOTE IS IMPORTANT!

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE BY TELEPHONE, OR IF AVAILABLE, ELECTRONICALLY, OR, IF YOU RECEIVED PER YOUR REQUEST A PAPER COPY OF OUR PROXY MATERIALS, COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF THE PROXY CARD IS MAILED IN THE UNITED STATES OR CANADA. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

Page
QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION AND VOTING AT THE ANNUAL MEETING

Why am I receiving these proxy materials?	1
Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?	1
What is the purpose of the Annual Meeting?	2
Who is entitled to attend the meeting?	2
Who is entitled to vote at the meeting?	2
How many shares must be present or represented to conduct business at the meeting (that is, what constitutes a quorum)?	2
What items of business will be voted on at the meeting?	2
How does the Board recommend that I vote?	3
What shares can I vote at the meeting?	3
What is the difference between holding shares as a stockholder of record and as a beneficial owner?	3
How can I vote my shares without attending the meeting?	3
How can I vote my shares in person at the meeting?	4
Can I change my vote?	4
Is my vote confidential?	4
What vote is required to approve each item and how are votes counted?	4
What is a “broker non-vote”?	5
How are “broker non-votes” counted?	5
How are abstentions counted?	5
What happens if additional matters are presented at the meeting?	5
Who will serve as inspector of election?	6
What should I do in the event that I receive more than one set of proxy/voting materials?	6
Who is soliciting my vote and who will bear the costs of this solicitation?	6
Where can I find the voting results of the meeting?	6
What is the deadline to propose actions for consideration at next year’s Annual Meeting of stockholders or to nominate individuals to serve as directors?	6

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management	8
Section 16(a) Beneficial Ownership Reporting Compliance	9

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence	10
Committees of the Board	10
Meetings Attended by Directors	11
Director Nomination Process	11
Director Compensation	12
Code of Ethics	13
Compensation Committee Interlocks and Insider Participation	13
Certain Relationships and Related Transactions	13
Family Relationships	13
Communications with the Board by Stockholders	13

REPORT OF THE AUDIT COMMITTEE	14

i

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PROPOSAL ONE—ELECTION OF DIRECTORS

Classes of the Board of Directors	16
Director Nominees	16
Board of Directors’ Recommendation	17
Directors Whose Terms Extend Beyond the 2009 Annual Meeting	17

PROPOSAL TWO AND THREE—APPROVAL OF THE OPTION EXCHANGE PROGRAM FOR OUR EMPLOYEES, AND FOR OUR EXECUTIVE OFFICERS AND THE INDEPENDENT MEMBERS OF OUR BOARD OF DIRECTORS

Background	18
Option Exchange Program	19
Objectives of the Program	19
Benefits of the Option Exchange Program to Eligible Participants	19
Details of the Option Exchange Program	19
Vote Required	21
Board of Directors’ Recommendation for Proposal Two	22
Board of Directors’ Recommendation for Proposal Three	24

PROPOSAL FOUR—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors’ Recommendation	24
Audit and Non-Audit Services	24

NAMED EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Named Executive Officers	26
Compensation Discussion and Analysis	26
Internal Revenue Code Section 162(m) and Limitations on Executive Compensation	31
Summary Compensation Table	32
Grants of Plan-Based Awards	33
Equity Incentive Awards Outstanding	34
Options Exercised and Stock Vested	35

COMPENSATION COMMITTEE REPORT	35

OTHER MATTERS	36

ii

PROXY STATEMENT

FOR

2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2009

The Board of Directors of Cutera, Inc., a Delaware corporation, is soliciting the enclosed proxy from you. The proxy will be used at our 2009 Annual Meeting of Stockholders to be held on Tuesday, May 20, 2009, beginning at 10:00 a.m., Pacific Time, which is the local time, at our principal executive offices located at 3240 Bayshore Blvd., Brisbane, California 94005-1021, and at any postponements or adjournments thereof. This proxy statement contains important information regarding the meeting. Specifically, it identifies the matters upon which you are being asked to vote, provides information that you may find useful in determining how to vote and describes the voting procedures.

In this proxy statement: the terms “we”, “our”, “Cutera” and the “Company” each refer to Cutera, Inc.; the term “Board” means our Board of Directors; the term “proxy materials” means this proxy statement, the enclosed proxy card, and our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 16, 2009; and the term “Annual Meeting” means our 2009 Annual Meeting of Stockholders.

We are sending the Notice of Internet Availability of Proxy Materials on or about April 6, 2009, to all stockholders of record at the close of business on March 24, 2009 (the “Record Date”).

QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION

AND VOTING AT THE ANNUAL MEETING

Why am I receiving these proxy materials?	You are receiving these proxy materials from us because you were a stockholder of record at the close of business on the Record Date (which was March 24, 2009). As a stockholder of record, you are invited to attend the meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

Pursuant to SEC rules, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders.

All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice.

In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders’ meetings on the environment. If you chose in connection with our 2008 Annual Meeting of Stockholders to receive future proxy materials by email, you should receive an email this year with instructions containing a link to those materials and a link to the proxy voting site. In connection with our upcoming Annual Meeting, if you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

What is the purpose of the Annual Meeting?	At our meeting, stockholders of record will vote upon the items of business outlined in the notice of meeting (on the cover page of this proxy statement), each of which is described more fully in this proxy statement. In addition, management will report on the performance of the Company and respond to questions from stockholders.

Who is entitled to attend the meeting?	You are entitled to attend the meeting only if you owned our common stock (or were a joint holder) as of the Record Date or if you hold a valid proxy for the meeting. You should be prepared to present photo identification for admittance.

Please also note that if you are not a stockholder of record but hold shares in street name (that is, through a broker or nominee), you will need to provide proof of beneficial ownership as of the Record Date, such as your most recent brokerage account statement, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

The meeting will begin promptly at 10:00 a.m., local time. Check-in will begin at 9:30 a.m., local time.

Who is entitled to vote at the meeting?

Only stockholders who owned our common stock at the close of business on the Record Date are entitled to notice of and to vote at the meeting, and at any postponements or adjournments thereof.

As of the Record Date,                      shares of our common stock were outstanding. Each outstanding share of our common stock entitles the holder to one vote on each matter considered at the meeting. Accordingly, there are a maximum of                      votes that may be cast at the meeting.

How many shares must be present or represented to conduct business at the meeting (that is, what constitutes a quorum)?	The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock entitled to vote at the meeting will constitute a quorum. A quorum is required to conduct business at the meeting. The presence of the holders of our common stock representing at least votes will be required to establish a quorum at the meeting. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What items of business will be voted on at the meeting?

The items of business scheduled to be voted on at the meeting are as follows:

1.      the election of two nominees to serve as Class II directors on our Board;

2.      the approval of the Option Exchange Program for our employees;

3.      the approval of the Option Exchange Program of our Executive Officers and the independent members of our Board of Directors; and,

4.      the ratification of the appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the 2009 fiscal year.

These proposals are described more fully below in this proxy statement. As of the date of this proxy statement, the only business that our Board intends to present or knows of that others will present at the meeting is as set forth in this proxy statement. If any other matter or matters are properly brought before the meeting, it is the intention of the persons who hold proxies to vote the shares they represent in accordance with their best judgment.

How does the Board recommend that I vote?	Our Board recommends that you vote your shares “FOR” each of the director nominees, “FOR” the approval of the Option Exchange Program for our employees, “FOR” the approval of the Option Exchange Program for our Executive Officers and the independent members of our Board of Directors, and “FOR” the ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the 2009 fiscal year.

What shares can I vote at the meeting?	You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, Inc., you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to Cutera or to vote in person at the meeting. We have enclosed a proxy card for your use.

Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the meeting. Please note that since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

How can I vote my shares without attending the meeting?	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. Stockholders of record of our common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelope. Our stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided by the broker, trustee or nominee and mailing them in the accompanying pre-addressed envelope.

How can I vote my shares in person at the meeting?	Shares held in your name as the stockholder of record may be voted in person at the meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the meeting, we recommend that you also submit your proxy card or voting instructions as described above so that your vote will be counted if you later decide not to, or are unable to, attend the meeting.

Can I change my vote?	You may change your vote at any time prior to the vote at the meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Secretary prior to your shares being voted, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Is my vote confidential?	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Cutera or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to our management.

What vote is required to approve each item and how are votes counted?

The vote required to approve each item of business and the method for counting votes is set forth below:

Election of Directors. The two director nominees receiving the highest number of affirmative “FOR” votes at the meeting (a plurality of votes cast) will be elected to serve as Class II directors. You may vote either “FOR” or “WITHHOLD” your vote for the director nominees. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Approval of the Option Exchange Program for our employees. For the approval of the Option Exchange Program for our employees, the affirmative “FOR” vote of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. You may vote “FOR,” “AGAINST” or “ABSTAIN” for this item of business. If you “ABSTAIN,” your abstention has the same effect as a vote “AGAINST.”

Approval of the Option Exchange Program for our Executive Officers and the independent members of our Board of Directors. For the approval of the Option Exchange Program for our Executive Officers and the independent members of our Board of Directors, the affirmative “FOR” vote of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. You may vote “FOR,” “AGAINST” or “ABSTAIN” for this item of business. If you “ABSTAIN,” your abstention has the same effect as a vote “AGAINST.”

Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm. For the ratification of the appointment of our Independent Registered Public Accounting Firm, the affirmative “FOR” vote of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. You may vote “FOR,” “AGAINST” or “ABSTAIN” for this item of business. If you “ABSTAIN,” your abstention has the same effect as a vote “AGAINST.”

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all of the Company’s nominees to the Board, “FOR” approval of the Option Exchange Program for our employees, “FOR” approval of the Option Exchange Program for our Executive Officers and the independent members of our Board of Directors, “FOR” ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm, and in the discretion of the proxy holders on any other matters that may properly come before the meeting).

What is a “broker non-vote”?	Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters. The election of directors and the ratification of the appointment of an independent registered public accounting firm are considered routine matters. Therefore, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” all of the Company’s nominees to the Board and “FOR” ratification of the Independent Registered Public Accounting Firm. A “broker non-vote” occurs when a broker expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine.

How are “broker non-votes” counted?	Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business, but they will not be counted in tabulating the voting result for any particular proposal.

How are abstentions counted?	If you return a proxy card that indicates an abstention from voting on all matters, the shares represented will be counted for the purpose of determining both the presence of a quorum and the total number of votes cast with respect to a proposal (other than the election of directors), but they will not be voted on any matter at the meeting. In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote “AGAINST” a proposal.

What happens if additional matters are presented at the meeting?	Other than the three proposals described in this proxy statement, we are not aware of any other business to be acted upon at the meeting. If you grant a proxy, the persons named as proxy holders, Kevin P. Connors (our President, Chief Executive Officer and member of our Board) and Ronald J. Santilli (our Chief Financial Officer), will have the discretion to vote your shares on any additional matters that may be properly presented for a vote at the meeting. If, for any unforeseen reason, any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our Board.

Who will serve as inspector of election?	We expect a representative of Computershare Trust Company, Inc., our transfer agent, to tabulate the votes, and expect our General Counsel to act as inspector of election at the meeting.

What should I do in the event that I receive more than one set of proxy/voting materials?	You may receive more than one set of these proxy solicitation materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. In addition, If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each Cutera proxy card and voting instruction card that you receive to ensure that all your shares are voted.

Who is soliciting my vote and who will bear the costs of this solicitation?	Your vote is being solicited on behalf of the Board, and the Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, by electronic mail or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We may also engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be material.

Where can I find the voting results of the meeting?	We intend to announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2009.

What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?

As a stockholder, you may be entitled to present proposals for action at a future meeting of stockholders, including director nominations.

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in our proxy statement for the Annual Meeting to be held in 2010, the written proposal must be received by our corporate Secretary at our principal executive offices no later than December 6, 2009, which is the date 120 calendar days before the anniversary of the mailing date of the Notice of Internet Availability of Proxy Materials. If the date of next year’s Annual Meeting is moved more than 30 days before or after the anniversary date of this year’s Annual Meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail its proxy materials. Such proposals also must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other applicable rules established by the SEC. Stockholders interested in submitting such a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws. Proposals should be addressed to:

Secretary

Cutera, Inc.

3240 Bayshore Blvd.

Brisbane, California 94005-1021

Nomination of Director Candidates: You may propose director candidates for consideration by our Board. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to the “Secretary” at the address of our principal executive offices set forth above. In addition, our Bylaws permit stockholders to nominate directors for election at an Annual Meeting of stockholders. To nominate a director, the stockholder must provide the information required by our Bylaws, as well as a statement by the nominee consenting to being named as a nominee and to serve as a director if elected. In addition, the stockholder must give timely notice to our corporate Secretary in accordance with the provisions of our Bylaws, which require that the notice be received by our corporate Secretary no later than December 6, 2009.

Copy of Bylaw Provisions: You may contact our corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table provides information relating to the beneficial ownership of our common stock as of the Record Date, by:

•	each stockholder known by us to own beneficially more than 5% of our common stock;

•

each of our Named Executive Officers named in the Summary Compensation Table on page 32 (our Chief Executive Officer, our Chief Financial Officer, and our former Executive Vice President of Research and Development);

•	each of our directors; and

•	all of our directors and Named Executive Officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has the sole or shared voting power or investment power and any shares that the individual has the right to acquire within 60 days of March 24, 2009 (the Record Date) through the exercise of any stock option or other right. The number and percentage of shares beneficially owned is computed on the basis of             shares of our common stock outstanding as of the Record Date. The information in the following table regarding the beneficial owners of more than 5% of our common stock is based upon information supplied by principal stockholders or Schedules 13D and 13G filed with the SEC.

Shares of our common stock that a person has the right to acquire within 60 days of the Record Date are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person or entity named in the table has sole voting and disposition power with respect to the shares set forth opposite such person’s or entity’s name. The address for those persons for which an address is not otherwise provided is c/o Cutera, Inc., 3240 Bayshore Blvd., Brisbane, California 94005-1021.

Name and Address of Beneficial Owner	Number of Shares Outstanding	Warrants and Options Exercisable Within 60 Days	Approximate Percent Owned
Eagle Asset Management, Inc	1,855,127	—	14%
Putnam, LLC	1,288,031	—	10%
Paradigm Capital Management	899,465	—	7%
Renaissance Technologies LLC	739,707	—	6%
Entities affiliated with American Century Companies, Inc.	677,200	—	5%
Entities affiliated with GAMCO Investors, Inc.	639,100		5%
Annette J. Campbell-White	56,774	45,000	1%
David B. Apfelberg	20,000	35,000	*
Kevin P. Connors	478,154	181,979	5%
David A. Gollnick	175,812	43,583	2%
W. Mark Lortz	2,285	45,000	*
Jerry P. Widman	—	45,000	*
Timothy J. O’Shea	—	25,000	*
Ronald J. Santilli	9,466	98,876	1%
All directors and Named Executive Officers as a group (8 persons)	742,491	519,438	9%

*	Less than 1%.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of more than 10% of our common stock to file reports of ownership and reports of changes in the ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, or written representations from reporting persons that no Forms 3, 4 or 5 were required of such persons, we believe that during our fiscal year ended December 31, 2008, all reports were timely filed, with the exceptions noted herein. A late Form 4 report was filed on May 27, 2008 for each of Kevin P. Connors, Ronald J. Santilli and David A. Gollnick to report the shares of our common stock withheld by the Company to settle each such person’s minimum tax liability on restricted stock units of our common stock that vested in June 2006 and June 2007.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

Our Board currently consists of seven directors, with one vacancy. The Company’s directors are Kevin P. Connors, David A. Gollnick, Timothy J. O’Shea, David B. Apfelberg, W. Mark Lortz, Jerry P. Widman, and Annette J. Campbell-White. Our Board has determined that each of the directors other than Kevin P. Connors, the Company’s President and Chief Executive Officer, and David A. Gollnick, the Company’s former Executive Vice President of Research and Development, satisfy the current “independent director” standards established by rules of The NASDAQ Stock Market LLC (“Nasdaq”).

Committees of the Board

Our Board has two standing committees: the Audit Committee and the Compensation Committee. From time to time, our Board may also create various ad hoc committees for special purposes. The membership during the last fiscal year and the function of each of the committees are described below.

Name of Director	Audit Committee		Compensation Committee
Non-Employee Directors:
Jerry P. Widman	X	*	X
Timothy J. O’Shea	X
W. Mark Lortz	X
David B. Apfelberg			X	*
Annette J. Campbell-White			X

Employee Directors:
Kevin P. Connors
David A. Gollnick**

Number of Meetings Held During the Last Fiscal Year	6		2

X =	Committee member
* =	Chairman of Committee
** =	Mr. Gollnick resigned from the position of Executive Vice President of Research and Development effective March 20, 2009 and continues to be a member of our Board of Directors.

Audit Committee. The Audit Committee oversees the Company’s accounting and financial reporting processes and the audits of its financial statements. In this role, the Audit Committee monitors and oversees the integrity of the Company’s financial statements and related disclosures, the qualifications, independence, and performance of the Company’s Independent Registered Public Accounting Firm, and the Company’s compliance with applicable legal requirements and its business conduct policies. Our Board has determined that each member of the Audit Committee meets the independence and financial literacy requirements of the Nasdaq rules and the independence requirements of the SEC. Our Board has determined that Jerry P. Widman continues to qualify as an “audit committee financial expert,” as defined in SEC rules. The Audit Committee has a written charter, which was adopted by our Board in January 2004, a copy of which can be found on our website at www.cutera.com. The report of the Audit Committee appears on page 14 of this proxy statement.

Compensation Committee. The Compensation Committee, together with the Board, establishes compensation for the Chief Executive Officer and the other executive officers and administers the Company’s 2004 Equity Incentive Plan (as amended in 2008) and 2004 Employee Stock Purchase Plan. The Compensation Committee has a written charter, which was adopted by our Board in January 2004, and amended on April 13, 2007 and on April 25, 2008, and can be found on our website.

Meetings Attended by Directors

During 2008, the Board held nine meetings, the Audit Committee held six meetings and the Compensation Committee held two meetings. No director attended fewer than 75% of the meetings of the Board or committee(s) on which he or she served during 2008, except for Mark Lortz who attended 67% of the Board meetings in 2008.

The directors of the Company are encouraged to attend the Company’s Annual Meeting of Stockholders, and directors Kevin P. Connors and David A. Gollnick attended the meeting in 2008 in person, and directors David B. Apfelberg, Timothy J. O’Shea and Jerry Widman attended that meeting telephonically. No other board members attended that meeting, in person or telephonically.

Director Nomination Process

Nominations. Our Board does not currently have a nominating committee or other committee performing a similar function nor do we have any formal written policies outlining the factors and process relating to the selection of nominees for consideration for Board membership by the full Board and the stockholders. Our Board has adopted resolutions in accordance with the Nasdaq Marketplace Rules authorizing a majority of its independent members to recommend qualified nominees for consideration by the full Board. Our Board believes that it is appropriate for us to not have a standing nominating committee because of a number of factors, including the number of independent directors who want to participate in consideration of candidates for membership on the Board. Our Board consists of seven members, five of whom are independent. Our Board considered forming a nominating committee consisting of several of the independent members of our Board. Forming a committee consisting of less than all of the independent members was unattractive because it would have omitted the other independent members of our Board who wanted to participate in considering qualified candidates for Board membership. Since our Board desired the participation in the nominations process of all of its independent members, it therefore decided not to form a nominating committee and instead authorized a majority of the independent members of our Board to make and consider nominations for Board membership. The independent members of our Board do not have a nominating committee charter, but act pursuant to Board resolutions as described above. Each of the members of our Board authorized to recommend nominees to the full Board is independent within the meaning of the current “independent director” standards established by Nasdaq’s rules. Our Board intends to review this matter periodically, and may in the future elect to designate a formal nominating committee.

Director Qualifications. While the independent members of our Board have not established specific minimum qualifications for director candidates, the candidates for Board membership should have the highest professional and personal ethics and values, and conduct themselves consistent with our Code of Ethics. While the independent members of the Board have not formalized specific minimum qualifications they believe must be met by a candidate to be recommended by the independent members, the independent members of the Board believe that candidates and nominees must reflect a Board that is comprised of directors who (i) have broad and relevant experience, (ii) are predominantly independent, (iii) are of high integrity, (iv) have qualifications that will increase overall Board effectiveness and enhance long-term stockholder value, and (v) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members.

Stockholder Nominations and Recommendations. As described above in the Question and Answer section of this proxy statement under “What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?,” our Bylaws set forth the procedure for the proper submission of stockholder nominations for membership on our Board. In addition, the independent members of our Board may consider properly submitted stockholder recommendations (as opposed to formal nominations) for candidates for membership on the Board. A stockholder may make such a recommendation by submitting the following information to our Secretary at 3240 Bayshore Blvd., Brisbane, California 94005-1021: the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, professional and personal references, information regarding any relationships between the candidate and Cutera within the last three years and evidence of ownership of Cutera stock by the recommending stockholder.

Identifying and Evaluating Director Nominees. Typically new candidates for nomination to the Board are suggested by existing directors or by our executive officers, although candidates may initially come to our attention through professional search firms, stockholders or other persons. The independent members of the Board shall carefully review the qualifications of any candidates who have been properly brought to its attention. Such a review may, in the Board’s discretion, include a review solely of information provided to the Board or may also include discussion with persons familiar with the candidate, an interview with the candidate or other actions that the Board deems proper. The Board shall consider the suitability of each candidate, including the current members of the Board, in light of the current size and composition of the Board. In evaluating the qualifications of the candidates, the independent members of the Board considers many factors, including, issues of character, judgment, independence, expertise, diversity of experience, length of service, and other commitments. The Board evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. Candidates properly recommended by stockholders are evaluated by the independent directors using the same criteria as other candidates.

Director Compensation

The following table sets forth a summary of the cash compensation and the fair value of stock options earned by our non-employee directors in the year ended December 31, 2008.

Name	Fees Earned(1)	Option Awards(2)		Total
Jerry P. Widman	$51,000	$104,264	(3)	$155,264
Timothy J. O’Shea	32,500	104,264	(4)	136,764
W. Mark Lortz	32,500	104,264	(5)	136,764
David B. Apfelberg	45,000	104,264	(6)	149,264
Annette J. Campbell-White	31,000	104.264	(7)	135,264

(1)	Amounts were earned in connection with attendance at meetings of our Board and its committees, or committee Chairman retainers, each as described below.
(2)	Amount reflects the total stock-based compensation expense for the year ended December 31, 2008 calculated in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, or SFAS No. 123(R), using the modified prospective method for unvested awards as of January 1, 2006 and excluding estimates of forfeitures. See Note 5 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 16, 2009 for a discussion of the assumptions made in determining the grant date fair value and stock-based compensation expense of equity awards.
(3)	At December 31, 2008, Jerry P. Widman held options to purchase 62,000 shares of common stock.
(4)	At December 31, 2008, Timothy J. O’Shea held options to purchase 42,000 shares of common stock.
(5)	At December 31, 2008, W. Mark Lortz held options to purchase 62,000 shares of common stock.
(6)	At December 31, 2008, David B. Apfelberg held options to purchase 52,000 shares of common stock.
(7)	At December 31, 2008, Annette J. Campbell-White held options to purchase 62,000 shares of common stock.

For 2008, our non-employee directors earned an annual retainer of $25,000 for regular board meetings; an annual retainer of $6,000 for compensation committee meetings; and an annual retainer of $7,500 for audit committee meetings. Additionally in 2008, the Chairman of the Audit Committee earned an annual $20,000 retainer and the Chairman of the Compensation Committee earned an annual $20,000 retainer.

Our 2004 Equity Incentive Plan provides for the automatic grant of options to our non-employee directors. Effective from January 1, 2008, each non-employee director who is appointed to the Board will receive an initial option to purchase 14,000 shares of our common stock upon such appointment, and each non-employee director who has been a director for at least the preceding six months will receive a subsequent option to purchase 7,000 shares of our common stock immediately following each Annual Meeting of our stockholders. All options granted under those automatic grant provisions will have an exercise price equal to fair market value on the date of grant and a term of seven years. Each option to purchase 14,000 shares will become exercisable as to one-third of the shares subject to the option on each anniversary of its date of grant, provided the non-employee director remains a director on such dates. Each option to purchase 7,000 shares will become exercisable as to 100% of the shares subject to the option on the anniversary of its date of grant, provided the non-employee director remains a director up to and including such date.

Code of Ethics

We are committed to maintaining the highest standards of business conduct and ethics. Our Code of Ethics, as amended, (the “Code”) reflects our values and the business practices and principles of behavior that support this commitment. The Code is intended to satisfy SEC rules for a “code of ethics” required by Section 406 of the Sarbanes-Oxley Act of 2002, as well as the Nasdaq listing standards requirement for a “code of conduct.” The Code is an Exhibit to our Form 8-K filed with the SEC on April 27, 2004 and is available on the Company’s website at www.cutera.com. We will post any amendment to the Code, as well as any waivers that are required to be disclosed by the rules of the SEC or the Nasdaq, on our website.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee, nor any of our executive officers, has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity. No Compensation Committee member is an officer or employee of Cutera.

Certain Relationships and Related Transactions

In the Company’s last fiscal year, and except for compensation paid to its directors and executive officers for services performed in such roles, and except as provided in the following paragraph, there has not been nor is there currently proposed any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of their immediate families had or will have a direct or indirect material interest.

Family Relationships

John J. Connors, our Vice President of Sales, is the brother of Kevin P. Connors, our President, Chief Executive Officer and Director. There are no family relationships among any of our directors or executive officers.

Communications with the Board by Stockholders

Stockholders wishing to communicate with the Board or with an individual Board member concerning the Company may do so by writing to the Board or to the particular Board member, and mailing the correspondence to: Attention: Board of Directors, c/o Secretary, Cutera, Inc., 3240 Bayshore Blvd., Brisbane, California 94005-1021. The envelope should indicate that it contains a stockholder communication. All such stockholder communications will be forwarded to the director or directors to whom the communications are addressed.

REPORT OF THE AUDIT COMMITTEE

The material in this section is not deemed filed with the SEC and is not incorporated by reference in any filing of our Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in those filings.

The Audit Committee of the Board of Directors is comprised solely of independent directors (as defined by Nasdaq rules) who were all appointed by the Board of Directors. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, a copy of which can be found on our website. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. As more fully described in the charter, the purpose of the Audit Committee is to provide general oversight of Cutera’s financial reporting, integrity of financial statements, internal controls and internal audit functions. The Audit Committee has authority to retain outside legal, accounting or other advisors as its deems necessary to carry out its duties and to require Cutera to pay for such expenditures.

The Audit Committee monitors Cutera’s external audit process, including the scope, fees, auditor independence matters and the extent to which the Independent Registered Public Accounting Firm may be retained to perform non-audit services. The Audit Committee has responsibility for the appointment, compensation, retention and oversight of Cutera’s Independent Registered Public Accounting Firm. The Audit Committee also reviews the results of the external audit work with regard to the adequacy and appropriateness of Cutera’s financial, accounting and internal controls over financial reporting. In addition, the Audit Committee generally oversees Cutera’s internal compliance programs. The Audit Committee members are not all professional accountants or auditors, and their function is not intended to duplicate or to certify the activities of management and the Independent Registered Public Accounting Firm, nor can the Audit Committee certify that the Independent Registered Public Accounting Firm is “independent” under applicable rules.

The Audit Committee provides advice, counsel and direction to management and the Independent Registered Public Accounting Firm on matters for which it is responsible based on the information it receives from management and the Independent Registered Public Accounting Firm and the experience of its members in business, financial and accounting matters.

Management is responsible for the preparation and integrity of Cutera’s financial statements, accounting and financial reporting processes and internal control over financial reporting for compliance with applicable accounting standards, laws and regulations.

Cutera’s Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of Cutera’s financial statements in accordance with generally accepted auditing standards and expressing an opinion in its report on those financial statements, and for expressing an opinion on the effectiveness of Cutera’s internal control over financial reporting.

In this context, the Audit Committee hereby reports as follows:

•	The Audit Committee has reviewed and discussed the audited financial statements for 2008 with Cutera’s management.

•

The Audit Committee has discussed with the Independent Registered Public Accounting Firm the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380), SAS 99 (Consideration of Fraud in a Financial Statement Audit) and SEC rules discussed in Final Releases Nos. 33-8183 and 33-8183a.

•	The Audit Committee has received written disclosures and a letter from the Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP, pursuant to Rule 3526, Communication with

Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board (“PCAOB”), and has discussed with PricewaterhouseCoopers LLP its independence.

•	The Audit Committee has discussed with the Independent Registered Public Accounting Firm the overall scope and plans for its audit.

•

The Audit Committee has met with the Independent Registered Public Accounting Firm, with and without management present, to discuss the results of its examinations, its evaluations of our internal control over financial reporting, and to discuss the overall quality of our financial reporting.

•	The Audit Committee has considered whether the provision by the Independent Registered Public Accounting Firm of non-audit services is compatible with maintaining its independence.

•

Based on the review and discussion referred to above, the Audit Committee has approved that the audited financial statements and the report of management on internal control over financial reporting be included in Cutera’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

The foregoing report is provided by the undersigned members of the Audit Committee.

W. Mark Lortz

Timothy J. O’Shea

Jerry P. Widman

PROPOSAL ONE—ELECTION OF DIRECTORS

Classes of the Board of Directors

Our Amended and Restated Certificate of Incorporation provides that our Board shall be divided into three classes designated as Class I, Class II and Class III, respectively, with the classes of directors serving for staggered three-year terms. Our Board currently consists of seven directors, divided among the three classes as follows: two Class I directors, Kevin P. Connors and David A. Gollnick, whose terms expire at our Annual Meeting of Stockholder to be held in 2011; two Class II directors, David B. Apfelberg and Timothy J. O’Shea, whose terms expire at this Annual Meeting; and three Class III directors, Annette J. Campbell-White, W. Mark Lortz and Jerry P. Widman, whose terms expire at our Annual Meeting of Stockholders to be held in 2010.

The name of each member of the Board, the class in which he or she serves, and his or her age as of the Record Date, principal occupation and length of service on the Board are as follows:

Name	Term Expires	Age	Principal Occupation	Director Since
Class I Directors
Kevin P. Connors	2011	47	President and Chief Executive Officer	1998
David A. Gollnick(1)	2011	45	Former Executive Vice President of Research and Development	1998

Class II Directors
Timothy J. O’Shea(3)	2009	56	Managing Director, Oxo Capital	2004
David B. Apfelberg(2)	2009	67	Clinical Professor of Plastic Surgery, Stanford University Medical Center	1998

Class III Directors
W. Mark Lortz(3)	2010	57	Former Chief Executive Officer, TheraSense, Inc.	2004
Jerry P. Widman(2)(3)	2010	66	Former Chief Financial Officer, Ascension Health	2004
Annette J. Campbell-White(2)	2010	62	Managing General Partner, MedVenture Associates I-V	1998

(1)	Mr. Gollnick resigned from the position of Executive Vice President of Research and Development effective March 20, 2009.
(2)	Member of the Compensation Committee.
(3)	Member of the Audit Committee.

Director Nominees

The Board has nominated David B. Apfelberg and Timothy J. O’Shea for re-election as Class II directors.

David B. Apfelberg, MD has served as a member of our board of directors since November 1998. Since 1980, Dr. Apfelberg has held various roles at the Stanford University Medical Center, and currently serves as a Clinical Professor of Plastic Surgery. Since 1987, Dr. Apfelberg has also been a consultant for entrepreneurs and venture capital companies in the areas of medical devices and medicine. From June 1991 to May 2001, Dr. Apfelberg was Director of the Plastic Surgery Center in Atherton, California. Dr. Apfelberg holds both a B.M.S., Bachelor of Medical Science, and an M.D. from Northwestern University Medical School.

Timothy J. O’Shea has served as a member of our board of directors since April 2004. Mr. O’Shea has been with Oxo Capital since 2008 and serves as a managing director. From 1995 to 2008, he served in a variety of management positions at Boston Scientific, including vice president of business development from 2000 to 2008. Mr. O’Shea holds a B.A. in history from the University of Detroit.

If elected to our board of directors, directors David B. Apfelberg and Timothy J. O’Shea would each hold office as a Class II director until our Annual Meeting of Stockholders to be held in 2012 or until his earlier death, resignation or removal.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE TWO NOMINEES FOR CLASS II DIRECTOR LISTED ABOVE.

Directors Whose Terms Extend Beyond the 2009 Annual Meeting

Annette J. Campbell-White has served as a member of our board of directors since November 1998. Since May 1986, Ms. Campbell-White has been the Managing General Partner of MedVenture Associates I-V, which are venture partnerships investing primarily in early stage businesses in the healthcare field. Ms. Campbell-White currently serves on the boards of a number of privately-held companies. Ms. Campbell-White holds a B.S. in Chemical Engineering and an M.S. in Chemistry, both from the University of Cape Town, South Africa.

Kevin P. Connors has served as our President and Chief Executive Officer and as a member of our board of directors since our inception in August 1998. Mr. Connors also currently serves as a member of the board of directors of the Exploratorium in San Francisco. From May 1996 to June 1998, Mr. Connors served as President and General Manager of Coherent Medical Group, a unit of Coherent Inc., which manufactures lasers, optics and related accessories.

David A. Gollnick has served as a member of our Board since our inception in August 1998. He served as our Vice President of Research and Development from August 1998 until April 2007, and served as our Executive Vice President of Research and Development from April 2007 until March 2009. From June 1996 to July 1998, Mr. Gollnick was Vice President of Research and Development at Coherent Medical Group, a unit of Coherent Inc. Mr. Gollnick holds a B.S. in Mechanical Engineering from Fresno State University.

W. Mark Lortz has served as a member of our board of directors since June 2004. Mr. Lortz served as the Chairman, President and Chief Executive Officer of TheraSense until June of 2004 after its acquisition by Abbott Laboratories. Prior to TheraSense, Mr. Lortz held several positions at LifeScan, including Vice President, Operations and Group Vice President, Worldwide Business Operations. Prior to LifeScan, Mr. Lortz has 18 years of experience with the General Electric Company in several divisions. Mr. Lortz is a member of the board of directors of Neurometrix, a publicly-traded manufacturer of neurological diagnostic and therapeutic devices. Mr. Lortz holds an MBA in Management from Xavier University and a BS in Engineering Science from Iowa State University.

Jerry P. Widman has served as a member of our board of directors since March 2004. From 1982 to 2001, Mr. Widman served as the Chief Financial Officer of Ascension Health, a not-for-profit multi-hospital system. Mr. Widman currently serves as a member of the board of directors of two other privately-held companies in the healthcare industry. Mr. Widman holds a B.B.A. from Case Western Reserve University, an M.B.A. from the University of Denver, and a J.D. from Cleveland State University and is a Certified Public Accountant.

PROPOSALS TWO AND THREE—APPROVAL OF THE OPTION EXCHANGE PROGRAM FOR OUR EMPLOYEES, AND FOR OUR EXECUTIVE OFFICERS AND THE INDEPENDENT MEMBERS OF OUR BOARD OF DIRECTORS

BACKGROUND

We have historically granted stock options to our employees, executive officers and independent members of our Board of Directors as a critical component of their compensation. Stock options were granted to these persons to encourage them to act as owners, which helps align their interests with those of our stockholders and reward performance that enhances stockholder value. The objectives of our 2004 Equity Incentive Plan, as amended (the “2004 Equity Incentive Plan”) are to motivate persons whose long-term service is considered essential to our continuing progress and to encourage them to continue their service with us.

Our stock price – like that of the majority of other public companies—has declined because of a decline in general economic conditions. As a result, as of February 25, 2009, approximately 88% of stock options granted under our 2004 Equity Incentive Plan were underwater (meaning the exercise price of each of those stock options is greater than the per share fair market value of the Company’s common stock).

This means that the majority of these stock options no longer are effective as incentives to motivate and retain employees, executive officers and independent members of our Board of Directors. These options are perceived as having little or no value. In addition, although these stock options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, we will continue to record stock-based compensation expense against our earnings. Further, they will remain on our books with the potential to dilute stockholders’ interests for up to the full term of the options, while delivering little or no retentive or incentive value, unless they are surrendered or cancelled.

In January 2009, our Board of Directors determined that it would be in the best interests of the Company and our stockholders to provide for a one-time exchange of stock options that are underwater on the date of exchange (the “Option Exchange”), and delegated to its Compensation Committee the task of developing a specific plan. The Compensation Committee approved the detailed terms of the Option Exchange in March 2009, subject to approval by our stockholders.

If options are exchanged, participants would receive new stock options to purchase fewer shares in accordance with a specified exchange ratio. Our executive officers and the independent members of our Board of Directors would be permitted to participate in the Option Exchange only if Proposal Three is approved by our stockholders. For purposes of this Proposal Three, “executive officers” refers to Kevin P. Connors, our president and chief executive officer, and Ronald J. Santilli, our executive vice president and chief financial officer.

We have not commenced the Option Exchange and will not do so unless, among other things, our stockholders approve either Proposal Two (which would limit participation only to eligible employees) and/or Proposal Three (which would include participation by our executive officers and the independent members of our Board of Directors). If the Company receives stockholder approval of either Proposal Two and/or Proposal Three, the Option Exchange may commence at a time determined by our Compensation Committee, with terms expected to be materially similar to those described in these proposals. However, even if the stockholders approve Proposal Two and/or Proposal Three, the Compensation Committee may still later determine not to implement the Option Exchange. It is currently anticipated that the Option Exchange would commence as promptly as practicable following approval of the applicable proposal(s) by our stockholders; provided, however, that if the Option Exchange does not commence within six months of stockholder approval, the Company would not commence the Option Exchange without again seeking and receiving stockholder approval.

If stockholders approve the Option Exchange by approving Proposal Two and/or Proposal Three and if the Compensation Committee decides to commence the Option Exchange, eligible persons will be offered the opportunity to participate in the Option Exchange under a Tender Offer Statement to be filed with the SEC and distributed to all eligible persons. Participants would be given at least twenty business days to decide whether to accept the offer of the new options in exchange for the surrender of their eligible options. The surrendered options would be cancelled on the first business day following the completion of the Option Exchange. The new options would be granted on the date of cancellation of the old options and such new options would have an exercise price equal to the fair market value of our common stock on the date of the new grant.

OPTION EXCHANGE PROGRAM

As mentioned above, eligible participants would surrender unexercised stock options they currently hold with an exercise price that is underwater on the date of exchange and is greater than or equal to $9.00, and would receive new options to replace the surrendered ones. These new options would give the participant the right to purchase a number of shares that is less than the number of shares available under the surrendered options based on the exercise price of the surrendered options, in accordance with a specified exchange ratio as further described below and which would be recalculated as of the date of the Option Exchange. The new options would be granted on the date of cancellation of the old options and such new options would have an exercise price equal to the fair market value of our common stock on the new option grant date.

Objectives of the Option Exchange Program

•

The Option Exchange would provide renewed incentives and motivate the eligible participants to contribute to achieving future growth of our stock price. By realigning the exercise prices of previously granted stock options with the current value of our common stock, based on the exchange ratios described below, we believe that the new stock options would become an important tool to help motivate eligible participants to continue to create stockholder value.

•

The Option Exchange would also enable us to recapture value from compensation costs that we already are incurring with respect to outstanding equity awards that currently have very little motivational impact. We believe it is not an efficient use of our resources to recognize compensation expense on awards that do not provide value to our employees, executive officers and the independent members of our Board of Directors. Under applicable accounting rules, we are required to recognize compensation expense related to these awards, even if these awards are never exercised. By replacing options that have little or no retentive or incentive value with a lesser number of new options with an exercise price equal to the fair market value of our common stock on the date of the new grant, we would dramatically increase the retentive and incentive values of the options. In addition, by applying the exchange rations described below, replacing these options is not expected to create any material additional compensation expense beyond the amounts recognized relating to the surrendered options.

Benefits of the Option Exchange Program to Eligible Participants

Because the decision whether to participate in the Option Exchange is completely voluntary, we are not able to predict who would participate, the number of options any participant would elect to exchange, nor the number of replacement options that we may grant. The Option Exchange program would not be available to any former employees or other service providers of Cutera.

Details of the Option Exchange Program

Implementing the Stock Option Exchange Program

If stockholders approve Proposal Two and if the Compensation Committee decides to commence the Option Exchange, eligible employees who are employed by us in the United States would be offered the opportunity to participate in the Option Exchange under a Tender Offer Statement to be filed with the SEC and distributed to all eligible participants. And if stockholders approve Proposal Three and if the Compensation Committee decides to commence the Option Exchange, our executive officers and the independent members of our Board of Directors would be offered the opportunity to participate in the Option Exchange under a Tender Offer Statement to be filed with the SEC and distributed to all eligible participants. Eligible participants would be given at least twenty

(20) business days in which to accept the offer of the new options in exchange for the surrender of their eligible options. The surrendered options would be cancelled on the first business day following the completion of the Option Exchange. The new options would be granted on the date of cancellation of the old options. Surrendered options that were granted under the 2004 Equity Incentive Plan would be returned to the 2004 Equity Incentive Plan, and would be available for grant under the terms of the 2004 Equity Incentive Plan.

Eligibility

To receive new options, an eligible participant who tenders his or her options for exchange must also have been continuously employed or be a member of our Board of Directors on the date of the new grant. If an optionee is no longer an eligible employee, executive officer or an independent member of our Board of Directors for any reason, including layoff, termination, voluntary resignation, death or disability, on the date that the Option Exchange commences, the optionee cannot participate in the program. If an optionee is no longer an eligible employee, executive officer or an independent member of our Board of Directors on the date that the new grants are made, even if he or she had elected to participate and had tendered his or her options for exchange, such individuals’ tender would automatically be deemed withdrawn and he or she would not participate in the Option Exchange program. Such person would retain his or her outstanding options in accordance with their current terms and conditions, and he or she may exercise them during a limited period of time following the termination of service in accordance with their terms to the extent that they are vested. A vote by an eligible participant in favor of this proposal at the Annual Meeting does not constitute an election to participate in the Option Exchange.

Exchange Ratio

The exchange ratios set out below in Proposal Two and Proposal Three for the Option Exchange (that is, how many current options an eligible participant must surrender in order to receive one new option) would be determined using the Black Scholes Model. This model is commonly used to calculate a theoretical option valuation (call price) using five key determinants, which are: stock price on date of grant, option exercise price, expected stock price volatility, expected option term (the duration that the optionee will hold the option before exercising), and a risk free interest rate. The expected option term will be estimated using the Monte Carlo simulation methodology. We intend to grant a ‘value-for-value’ exchange, such that the value of the surrendered options would approximate the value of the new options issued in the proposed Option Exchange. This would result in an approximate cost neutral exchange to Cutera. New option grants calculated according to the exchange ratios would be rounded down to the nearest whole share on a grant-by-grant basis. Options to purchase fractional shares would not be issued.

The ratios set out below in Proposal Two and Proposal Three were established based on Cutera’s closing stock price on February 25, 2009 and the above mentioned option valuation methodology. The actual exchange rates for optionees would be determined on the date of the Option Exchange.

Election to Participate

Participation in the Option Exchange program would be voluntary. Under the Option Exchange, eligible participants would make a one-time election to surrender stock options that have an exercise price greater than or equal to $9.00 in exchange for a number of new options determined in accordance with the exchange ratios set out below.

Exercise Price of New Options

All new options would be granted with an exercise price equal to the fair market value of our common stock on the date of the new grant.

Vesting of New Options

The new options would add an additional six months of vesting to the vesting period of the surrendered options. This means that all new options would be unvested at the time of grant, regardless of whether the surrendered options were vested at that time. New options replacing surrendered options that were vested as of the surrender date would vest six-months following the new option grant date. New options replacing surrendered options that were not vested as of the surrender date would vest six months after the original vesting date of the surrendered options. New options would vest only if the optionee continues providing services to the Company through the applicable vesting date. New options that are not vested at the time of termination of service cannot be exercised and would be forfeited.

Term of New Options

The term of an option is the length of time during which it may be exercised. Under the Option Exchange, each new option would retain the same expiration date as the corresponding surrendered options, subject to earlier expiration of the option upon termination of the service of the optionee.

Other Conditions of New Options

The other terms and conditions of the new options would be governed by the 2004 Equity Incentive Plan. New options would be non-qualified stock options under U.S. tax laws. The shares of common stock for which the new options would be exercisable have already been registered with the SEC as part of our stock plan registrations.

U.S. Federal Income Tax Consequences

The exchange of options pursuant to the Option Exchange should be treated as a non-taxable exchange and Cutera and participants should recognize no income for U.S. federal income tax purposes upon the grant of the new options. All new options granted under the Option Exchange program would be non-qualified stock options for U.S. federal income tax purposes.

Availability of Cancelled Options for Future Awards

Assuming Proposal Two and/or Proposal Three are approved, the net shares that are cancelled in the Option Exchange would be returned to the pool of stock options available for future grants in accordance with the terms of our 2004 Equity Incentive Plan.

Accounting Impact

We intend for the Option Exchange program to not result in any additional compensation expense. Therefore, the average fair value of each new stock option award granted to participants in exchange for surrendered stock options, measured as of the date such awards are granted, is intended to be “cost neutral.” In accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (revised 2004) the unamortized compensation expense relating to the surrendered option awards would continue to be recognized over the remaining service period of the surrendered awards. If any portion of the new stock option awards is forfeited prior to the completion of the service period of the surrendered options due to termination of service, the compensation cost for the forfeited portion of the award would not be recognized.

Potential Modification to Terms to Comply with Governmental Requirements

The terms of the Option Exchange would be described in a Tender Offer Statement that would be filed with the SEC. Although we do not anticipate that the SEC would require us to modify the terms materially, it is possible that we would need to alter the terms of the Option Exchange to comply with potential SEC comments.

Vote Required

The approval of the Option Exchange Program for our employees requires the affirmative vote of a majority of the votes cast on Proposal Two at the 2009 Annual Meeting of Stockholders. The approval of the Option Exchange Program for our executive officers and the independent members of our Board of Directors requires the affirmative vote of a majority of the votes cast on Proposal Three at the 2009 Annual Meeting of Stockholders.

PROPOSAL TWO—APPROVAL OF THE OPTION EXCHANGE PROGRAM FOR OUR EMPLOYEES

We believe that stock options are a valuable tool to align employees’ interests with those of stockholders. We have historically granted stock options to recognize, reward and motivate employees’ performance and to encourage them to continue their service with us.

The table below reflects information on the options eligible for the Option Exchange as of February 25, 2009 and assumes the approval of only Proposal Two (which is limited to our employees), but not Proposal Three (which would include our executive officers and the independent members of our Board of Directors). As of February 25, 2009, there were a total of 1,670,483 shares underlying options outstanding under our equity compensation plans for our employees (but not options held by our executive officers or the independent members of our Board of Directors). Of these outstanding options, options to purchase 1,209,119, or 72%, of the shares of common stock would be eligible for exchange under Proposal Two of the proposed Option Exchange. If 100% of eligible options were to be exchanged under this Proposal Two, and new grants of options made in accordance with the exchange ratios set out below — that are based on a $6.47 price of our common stock on February 25, 2009 — the number of shares underlying options outstanding would be reduced by 645,469 shares, or approximately 39% of all outstanding employee options.

Exercise Price of Eligible Employee Grants	Number of Shares Underlying Eligible Options (Projected as of Exchange Date)	Weighted Average Exercise Price of Eligible Options	Weighted Average Remaining Life of Eligible Options	Exchange Ratios (New options to Cancelled Options)

$9.01-10.00	23,833	$10.00	5.45	74%

10.01-11.00	299,450	$10.43	5.95	72%

12.01-13.00	105,667	$12.20	5.66	64%

13.01-14.00	150,955	$13.65	4.78	53%

17.01-18.00	85,000	$17.99	5.85	47%

20.01-21.00	79,973	$20.25	6.12	42%

22.01-23.00	12,000	$22.53	5.11	34%

23.01-24.00	144,741	$23.75	3.98	23%

24.01-25.00	182,000	$24.49	3.20	12%

25.00-26.00	5,000	$25.73	6.35	28%

26.01-27.00	93,000	$26.15	6.17	32%

27.00-28.00	25,000	$27.36	4.35	23%

34.00-35.00	2,500	$34.45	4.63	17%

	1,209,119	$17.66	5.1	46%

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE OPTION EXCHANGE PROGRAM FOR OUR EMPLOYEES.

PROPOSAL THREE—APPROVAL OF THE OPTION EXCHANGE PROGRAM FOR OUR EXECUTIVE OFFICERS AND THE INDEPENDENT MEMBERS OF OUR BOARD OF DIRECTORS

The Company is asking its stockholders to approve the participation in the Option Exchange program by our executive officers and the independent members of our Board of Directors. The Company’s directors and executive officers have an interest in this proposal.

Please note that this proposal is separate and distinct from Proposal Two relating to the approval of the Option Exchange program for our employees. Accordingly, a vote for this proposal will not affect your vote for or against Proposal Two, and how you vote on Proposal Two will not affect your vote for or against this Proposal Three.

While the Company strongly believes that permitting its executive officers and the independent members of its Board of Directors to participate in the Option Exchange program is critical for retention purposes and to ensure the future success of the Company, given the importance of the Option Exchange program to the Company, the Company felt it appropriate to allow its stockholders to separately determine the ability of our executive officers and the independent members of our Board of Directors to participate in the Option Exchange.

As of February 25, 2009, 86% of the stock options held by our executive officers and the independent members of our Board of Directors were underwater (meaning that the exercise price of the stock options is greater than the value of our common stock). As such, these options offer little retention value, but the Company is still required to recognize compensation expense related to these awards. By replacing options that have little or no retentive or incentive value with a lesser number of new options with an exercise price equal to the fair market value of our common stock on the date of the new grant, we would dramatically increase the retentive and incentive values of the options and increase the Company’s ability to retain its leadership.

The table below reflects information on the options eligible for the Option Exchange as of February 25, 2009 and assumes the approval of only Proposal Three (which is limited to our executive officers and the independent members of our Board of Directors), but not Proposal Two (which would include our employees). As of February 25, 2009, there were a total of 937,720 shares underlying options outstanding under our equity compensation plans for our executive officers and the independent members of our Board of Directors (but not options held by our other employees). Of these outstanding options, options to purchase 937,720, or 86%, of the shares of common stock would be eligible for exchange under Proposal Three. If 100% of eligible options were to be exchanged under this Proposal Three, and new grants of options made in accordance with the exchange ratios set out below—that are based on a $6.47 price of our common stock on February 25, 2009—the number of shares underlying options outstanding would be reduced by 392,625 shares, or approximately 42% of all outstanding options held by our executive officers and independent members of our Board of Directors.

Exercise Price of Eligible Employee Grants	Number of Shares Underlying Eligible Options as of [February 25, 2009]	Weighted Average Exercise Price of Eligible Options	Weighted Average Remaining Life of Eligible Options	Exchange Ratios (New options to Cancelled Options as of February 25, 2009)
9.01-10.00	35,000	$9.74	5.99	74%
10.01-11.00	258,700	$10.43	5.95	72%
13.01-14.00	43,958	$13.30	5.09	53%
14.01-15.00	140,000	$14.37	5.28	56%
20.01-21.00	54,687	$20.25	6.12	42%
21.01-22.00	50,000	$21.84	7.01	40%
22.01-23.00	5,000	$22.53	5.11	34%
23.01-24.00	115,000	$23.75	3.98	23%
24.01-25.00	76,000	$24.46	2.98	12%
25.00-26.00	25,000	$25.39	5.01	28%

	803,345	$16.40	5.3	51%

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE OPTION EXCHANGE PROGRAM FOR OUR EXECUTIVE OFFICERS AND THE INDEPENDENT MEMBERS OF OUR BOARD OF DIRECTORS.

PROPOSAL FOUR—RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm to perform the audit of the Company’s consolidated financial statements for the fiscal year ending December 31, 2009. PricewaterhouseCoopers LLP audited the Company’s consolidated financial statements for the fiscal years 2001 through 2008.

The Board is asking the stockholders to ratify the selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2009. Although not required by law, by rules of Nasdaq, or by the Company’s bylaws, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different Independent Registered Public Accounting Firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from the Company’s stockholders.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.

Audit and Non-Audit Services

The Audit Committee is directly responsible for the appointment, compensation, and oversight of the Company’s Independent Registered Public Accounting Firm. In addition to retaining PricewaterhouseCoopers LLP to audit the Company’s consolidated financial statements for 2008, the Audit Committee retained PricewaterhouseCoopers LLP to provide other auditing and advisory services in 2008. The Audit Committee understands the need for PricewaterhouseCoopers LLP to maintain objectivity and independence in its audits of the Company’s financial statements. The Audit Committee has reviewed all non-audit services provided by PricewaterhouseCoopers LLP in 2008 and has concluded that the provision of such services was compatible with maintaining PricewaterhouseCoopers LLP’s independence in the conduct of its auditing functions.

To help ensure the independence of the Independent Registered Public Accounting Firm, the Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for the Company by its Independent Registered Public Accounting Firm. Pursuant to this policy, all audit and non-audit services to be performed by the Independent Registered Public Accounting Firm must be approved in advance by the Audit Committee. The Audit Committee may delegate to one or more of its members the authority to grant the required approvals, provided that any exercise of such authority is presented to the full Audit Committee at its next regularly scheduled meeting.

The aggregate fees incurred by the Company for audit and non-audit services in 2008 and 2007 were as follows:

Service Category	2008	2007
Audit Fees	$710,800	$654,000
Audit Related Fees	—	—
Tax Fees	—	22,000
All Other Fees	1,500	1,000

Total	$712,300	$677,000

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit of a company’s financial statements and internal control over financial reporting included in the annual report on Form 10-K and for the review of a company’s financial statements included in the quarterly reports on Form 10-Q; “audit-related fees” are fees for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are a subscription fee for a PricewaterhouseCoopers LLP online service used for accounting research purposes. Included in audit fees are fees that were billed and unbilled for services rendered during the year ended December 31, 2008.

All of the services provided by PricewaterhouseCoopers LLP described in the table above were approved by the Audit Committee.

NAMED EXECUTIVE OFFICERS

Set forth below is certain information concerning our Named Executive Officers as of the Record Date.

Name	Age	Position(s)
Kevin P. Connors	47	President, Chief Executive Officer and Director
David A. Gollnick	45	Former Executive Vice President of Research and Development and Director
Ronald J. Santilli	49	Executive Vice President and Chief Financial Officer

Further information regarding Kevin P. Connors and David A. Gollnick is provided above under “Directors Whose Terms Expire Beyond the 2009 Annual Meeting.”

Ronald J. Santilli has served as our Chief Financial Officer since September 2001 and as our Executive Vice President since April 2007. From September 2001 to April 2007, Mr. Santilli served as our Vice President. From April 2001 to August 2001, Mr. Santilli served as Senior Director of Financial Planning and Accounting at Lumenis, a manufacturer of medical lasers. From May 1993 to March 2001, Mr. Santilli held several positions at Coherent Inc., including Sales Operations Manager, Controller of the Medical Group and, most recently, Director of Finance and Administration. Mr. Santilli holds a B.S. in Business Administration from San Jose State University and an M.B.A. in Finance from Golden Gate University.

Compensation Discussion and Analysis

Overview

The primary objectives of our compensation programs are:

•	that they be fair, objective and consistent across the employee population;

•	that compensation be directly and substantially linked to measurable corporate and individual performance; and

•	that compensation remains competitive, so that we can attract, motivate, retain and reward the key employees whose knowledge, skills and performance are necessary for our success.

We seek to foster a culture where individual performance is aligned with organizational objectives. We evaluate and reward our Named Executive Officers based on the comparable market compensation for their respective positions in the company and an evaluation of their contributions to the achievement of short- and long-term organizational goals. Executive compensation is reviewed annually, and adjustments are made to reflect performance-based factors and competitive conditions.

Role of Our Compensation Committee

Compensation Committee Charter

The Compensation Committee establishes compensation for our three Named Executive Officers – our Chief Executive Officer, Chief Financial Officer and former Executive Vice President of Research and Development, and administers our equity incentive plans, which are currently the 2004 Equity Incentive Plan and the 2004 Employee Stock Purchase Plan. The Compensation Committee has a written charter, which was adopted by our Board in January 2004, and was amended in April 2007 and in April 2008. A copy of this charter, as amended, can be found on our website, which is www.cutera.com.

Duties of the Compensation Committee

The responsibilities of the Compensation Committee include:

(i) Establishing the following for the Named Executive Officers and such other officers as appropriate: (a) annual base salary, (b) annual incentive bonus, which may include the setting of specific goals and amounts, (c) equity compensation, (d) agreements for employment, severance and change-of-control, and (e) any other benefits, compensation or arrangements, other than benefits generally available to our employees.

(ii) Reviewing and making recommendations to our Board of Directors, at such intervals as may be decided by the Compensation Committee from time to time, regarding (a) general compensation goals and guidelines for our employees and the criteria by which bonuses and stock compensation awards to our employees are determined; and, (b) other policies and plans for the provision of compensation to our employees, directors and consultants.

(iii) Acting as Administrator of our 2004 Equity Incentive Plan, 2004 Employee Stock Purchase Plan, and any other equity compensation plans adopted by our Board.

(iv) Reviewing and making recommendations to our Board with respect to policies relating to the issuance of equity incentives to employees, consultants and directors.

(v) Preparing the report that follows this Compensation Discussion and Analysis.

Compensation Committee Members

The members of our Compensation Committee are appointed by our Board. The members of that committee as of the Record Date were Dr. David B. Apfelberg (chairman), Mr. Jerry P. Widman and Ms. Annette J. Campbell-White. Each member of the Compensation Committee is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code, a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and satisfies the independence requirements imposed by Nasdaq.

Role of the Compensation Committee and its Consultant in Setting Executive Compensation

Since April 2008, our Compensation Committee has been establishing the compensation packages for our Named Executive Officers to ensure consistency with market compensation rates for similar positions, our compensation philosophy and corporate governance guidelines. Prior to April 2008, the Compensation Committee reviewed and made recommendations about executive compensation for approval by the independent members of our Board. In either situation, decisions are made only by the directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.

From 2005 to 2009, we worked with a third-party compensation consultant, Compensia, Inc., to assist us in setting executive compensation. In March 2009, we replaced Compensia with Mercer (US), Inc. as our third-party compensation consultant. In past years, management took a more active role in working with the consultant and in preparing recommendations of executive compensation for review by the Compensation Committee, and ultimately, the Board. Since 2007, with the SEC’s recent reforms relating to executive compensation disclosure, our Compensation Committee has assumed a more active role.

From 2007 through April 2008, our Compensation Committee had worked directly with Compensia, and they together had produced reports and recommendations of executive compensation for the Board’s consideration. Since April 2008, the Compensation Committee, with the assistance of a compensation consultant, has been establishing executive compensation. Because certain components of executive compensation—such as bonus targets—are driven by operational priorities, as to which management has greater insight than the Board or the Compensation Committee, the Compensation Committee has directed management to interface with the Committee and the compensation consultant to help establish appropriate targets.

In the future, we may decide not to hire a compensation consultant each year, but rather once every few years or so. This decision shall be evaluated regularly and will be based on the Compensation Committee’s evaluation of whether the prior report obtained, along with increased disclosures of other public companies from our Peer Group relating to executive compensation disclosure, is sufficient to allow them to make informed and reasonable decisions with regard to executive-compensation matters.

Role of our Executives in Setting Compensation

On occasion, the Compensation Committee meets with members of our management team, including Messrs. Kevin Connors and Ron Santilli, to obtain recommendations with respect to Company compensation programs, practices and packages for executives, other employees and directors. Management may make recommendations to the Compensation Committee on all components of compensation. The Compensation Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to these matters. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our Named Executive Officers and does not delegate any of its compensation functions to others.

Market Benchmarks

In developing its recommendations for annual compensation packages for our Named Executive Officers, our Compensation Committee worked with Compensia to gather market data and identify an appropriate peer group of public companies. The members of that peer group are Abaxis, AngioDynamics, Aspect Medical Systems, Atrion Corporation, BSML, Candela, Cerus, Cholestech, Cynosure, I-Flow Corporation, IntraLase, Iridex, OraSure Technologies, Palomar Medical Technologies, STAAR Surgical, Solta and VNUS Medical Technologies (the “Peer Group”). Our Compensation Committee used this data in developing its recommendations for annual compensation for our Named Executive Officers, but also ensured that its recommendations were consistent with the philosophy underlying our compensation programs.

Compensation Components

Our Named Executive Officers are compensated with cash, equity and non-equity incentives, and other customary employee benefits.

Cash Compensation. Cash compensation consists of base salary, participation in a discretionary bonus program and participation in a discretionary profit-sharing plan. Our cash compensation goals for our Named Executive Officers are based upon the following principals:

•	Salary should generally be set at or above the 50th percentile of our Peer Group;

•	Salary should be positioned to reflect each individual’s experience, performance and potential;

•	A significant portion of cash compensation should be “at risk;” and

•

The amount of discretionary bonuses payable in any quarter is based on revenue growth, compared with the same quarter in the prior year, and the operating profit before stock-based compensation and non-operational expenses, or “Adjusted Operating Profit.” Further, discretionary bonuses are payable only if we have an Adjusted Operating Profit for that quarter.

Base Salary and Total Target Cash Compensation. In June 2007, our Board approved a recommendation by our Compensation Committee to set the annual base salary and total target cash compensation of our Named Executive Officers, from June 1, 2007 through May 31, 2008, at the 50th percentile of our Peer Group. Total target cash compensation for each Named Executive Officer includes his annual base salary, annual target bonus level (described below) and annual profit-sharing payments.

In February 2008, our Board approved a recommendation by our Compensation Committee to set the annual base salary and total target cash compensation of Messrs. Kevin Connors, Ronald Santilli and David Gollnick, from January 1, 2008 through December 31, 2008, at the same rate that was set in 2007 and effective through May 31, 2008.

Discretionary Bonus Program. In addition to base salary compensation, we have a discretionary bonus program for our Named Executive Officers and other personnel pursuant to which cash payments may be made quarterly based on the Company’s performance in the then-preceding quarter. In June 2007, our Board of Directors, upon the review and recommendation by the Compensation Committee, set the annual target bonus levels as a percentage of base salary for the Named Executive Officers. In February 2008, our Board confirmed that the annual target bonus levels for our Named Executive Officers that were set in 2007 would remain the same through December 31, 2008.

Target bonuses are calculated based upon a matrix of revenue growth and Adjusted Operating Profit. For example, at 10% revenue growth and 10% Adjusted Operating Profit, an individual would receive 100% of his or her target bonus. At 50% revenue growth and 25% Adjusted Operating Profit, an individual would receive 375% of his or her target bonus. The actual bonus earned by each of our Named Executive Officers in 2008 was equal to approximately             % of his respective target bonus.

Payments under this bonus program are made quarterly and only in the event that we have an Adjusted Operating Profit in that then-preceding quarter.

Discretionary Profit-Sharing Program. We also have a discretionary profit sharing program for our Named Executive Officers and other personnel pursuant to which cash payments may be made quarterly. Payments under this plan in any given quarter are generally equal to about eight percent of the recipient’s base salary for that given quarter. Target profit-sharing payments are calculated based upon half of the quarterly pre-tax Adjusted Operating Profit percentage (pre-tax Adjusted Operating Profit divided by revenue) multiplied by the Named Executive Officer’s gross salary earned during that quarter.

Long-Term Incentive Program. We believe that equity-based compensation promotes and encourages long-term successful performance by our Named Executive Officers that is aligned with the organization’s goals and the generation of stockholder value. Our equity compensation goals for our Named Executive Officers and others are based upon the following principals:

•	Stockholder and executive interests should be aligned;

•	Key and high-performing employees, who have a demonstrable impact on our performance and /or stockholder value, should be provided this benefit;

•	The program should be structured to provide meaningful retention incentives to participants;

•	The equity grants should reflect each individual’s experience, performance, potential and be comparable to what the Peer Group grants for the respective position; and

•	Actual awards should be tailored to reflect individual performance and attraction/retention goals.

Under our 2004 Equity Incentive Plan, we are permitted to grant stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares, and other stock-based awards. Under that Plan, we grant options to our officers, directors and employees to purchase shares of our common stock at an exercise price equal to the fair market value of such stock on the date of grant. The grant date for stock options to our Named Executive Officers is typically the date of a regularly scheduled board meeting, of which we have four per year, or, for annual merit grants, on or around June 1 of each year. Our outside directors are granted options annually on the date of our annual meeting of stockholders. We have no program, plan or practice to select option grant dates (or set board meeting and annual general meeting of stockholders dates) to correspond with the release of material non-public information.

In May 2008, our Compensation Committee, with the approval of our non-employee, outside directors, granted equity awards to our Named Executive Officers to acquire shares of our common stock under our 2004 Equity Incentive Plan. These equity grants are in the form of (i) stock option awards, (ii) retention option awards and (iii) performance share awards. At the time these awards were granted, the unvested stock options of each of our Named Executive Officers had exercise prices that were higher than the then-current per-share price of our common stock. Each of these awards was issued for the purpose of retaining the individual recipient and increasing the value of the Company. The total value of the equity awards granted to each Named Executive Officer was set at approximately the 75th percentile of our Peer Group.

Each of the stock option awards described in the preceding paragraph has a vesting commencement date of June 1, 2008, a term of seven years, and vests as follows: twelve forty-eighths of the total number of shares subject to the stock option shall vest one full calendar year following the vesting commencement date and one forty-eighth of the total number of shares subject to the stock option shall vest on the last day of each full calendar month thereafter, until all such shares have vested, subject to the option holder continuing to provide services to us through each such date.

Each of the retention option awards described above has a vesting commencement date of May 28, 2008, a term of seven years, and will fully vest on May 28, 2011, subject to the option holder continuing to provide services to us through such date.

The number of shares that could have been awarded to each Named Executive Officer pursuant to his performance share award described above was between 0% - 250% of his respective target number of shares based on a matrix that included the Company’s 2008 revenue and operating profit. Since the Company’s operating results for 2008 were below the minimal threshold for an award, no performance shares were awarded to any of the Named Executive Officers.

In 2005, we issued performance unit awards (otherwise commonly referred to as restricted stock units) to our Named Executive Officers and certain employees pursuant to, and as provided under, the 2004 Equity Incentive Plan. Each recipient of an award entered into a performance unit award agreement (or Award Agreement). These awards vest annually at the rate of 25% of the units per year, for four years, provided the recipient continues to provide us with service. Pursuant to the Award Agreements, following each annual vesting date, the award is settled in stock, net of stock withheld for the payment of employee taxes. Under the terms of the 2004 Equity Incentive Plan and the Award Agreements, each unit has an initial value equal to the fair market value of our common stock on the date of grant. On its vesting date, the unit has a value equal to the fair market value of our common stock on the date of vesting.

We also have a 2004 Employee Stock Purchase Plan that provides eligible employees with the opportunity to purchase shares of our common stock at a 15% discounted price to the lower of the fair market value at either the beginning or the end of the applicable offering period. During 2008, our Chief Financial Officer participated in this Plan, but our Chief Executive Officer and our former Executive Vice President of Research and Development did not participate in this Plan.

Benefits. We provide the following benefits to our Named Executive Officers generally on the same basis as the benefits provided to all employees:

•	Health, dental and vision insurance;

•	Life insurance;

•	Short-and long-term disability;

•	401(k) plan; and

•	Flexible Spending Accounts.

These benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees.

In December 2008, our Compensation Committee, with the approval of our non-employee, outside directors, approved a form of Change of Control and Severance Agreement and instructed the Company to enter into such agreements with each of our Named Executive Officers. The purpose of these agreements is to provide incentives to our Named Executive Officers to continue their employment with the Company and not be distracted by the possibility of loss of employment as a result of an acquisition of the Company or for other reasons.

The Change of Control and Severance Agreements provide that if a Named Executive Officer’s employment with the Company is terminated by the Company without Cause or by the executive for Good Reason either prior to 3 months before or after 12 months following a Change of Control (as such capitalized terms are defined in the Change of Control and Severance Agreement, a copy of which was filed with the SEC on December 18, 2008) of the Company, the executive will receive, subject to signing a release of claims in favor of the Company, (i) a lump sum severance payment equal to 200% of the annual base salary as in effect immediately prior to such termination for our Chief Executive Officer and 100% of the annual base salary as in effect immediately prior to such termination for our Chief Financial Officer and our former Executive Vice President of Research and Development; and (ii) up to 24 months for our Chief Executive Officer and up to 12 months for our Chief Financial Officer and our former Executive Vice President of Research and Development of reimbursement for premiums paid for COBRA coverage.

The Change of Control and Severance Agreements also provide that if an executive’s employment with the Company is terminated by the Company without Cause or by the executive for Good Reason and such termination occurs within the period beginning 3 months before, and ending 12 months following, a Change of Control of the Company, the executive will receive, subject to signing a release of claims in favor of the Company, (i) a lump sum severance payment equal to 200% of the annual base salary as in effect immediately prior to such termination or, if greater, at the level in effect immediately prior to the Change of Control for our Chief Executive Officer and 100% of the annual base salary as in effect immediately prior to such termination or, if greater, at the level in effect immediately prior to the Change of Control for our Chief Financial Officer and our former Executive Vice President of Research and Development; (ii) a lump sum severance payment equal to 100% of the executive’s annual target bonus for the fiscal year in which the termination occurs or, if greater, executive’s annual target bonus in effect immediately prior to the Change of Control; (iii) automatic vesting in full of all outstanding and unvested equity awards held by the executive as of the date of the Change of Control; and (iv) up to 24 months for our Chief Executive Officer and up to 12 months for our Chief Financial Officer and our former Executive Vice President of Research and Development of reimbursement for premiums paid for COBRA coverage.

Each Change of Control and Severance Agreement has an initial term of three years, and will extend for an additional year unless the Company or the applicable executive provides written notice at least sixty days prior to the third anniversary of the agreement.

Except for these Change of Control and Severance Agreements, we do not have employment agreements with any of our Named Executive Officers.

Internal Revenue Code Section 162(m) and Limitations on Executive Compensation

Section 162(m) of the United States Internal Revenue Code of 1986, as amended, may limit our ability to deduct for United States federal income tax purposes compensation paid to either our Chief Executive Officer or to other highly paid executive officers in any one fiscal year that is, for each such person, in excess of $1,000,000. None of our executive officers received any such compensation in excess of this limit during 2008, or any prior year.

Grants of stock options under the 2004 Equity Incentive Plan are not subject to the deduction limitation; however, to preserve our ability to deduct the compensation income associated with options granted to such executive officers pursuant to Section 162(m) of the Internal Revenue Code, our 2004 Equity Incentive Plan provides that no optionee may be granted option(s) to purchase more than 500,000 shares of our common stock in any one fiscal year. However, in the fiscal year in which the optionee is hired, an optionee may be granted an option to purchase up to 1,000,000 shares of our common stock.

Securities Authorized for Issuance Under Equity Compensation Plans

Our stockholders approved each of our equity compensation plans, including a 2008 amendment to our 2004 Equity Incentive Plan. The following table provides information regarding common stock that may be issued upon the exercise of options and restricted stock units under our 2004 Equity Incentive Plan as of December 31, 2008.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,081,733	$12.94	1,604,267
Equity compensation plan not approved by security holders	—	—	—

Total	3,081,733	$12.94	1,604,267

Summary Compensation Table

The following table sets forth summary compensation information for the years ended December 31, 2008, 2007 and 2006 for our Chief Executive Officer, Chief Financial Officer and former Executive Vice President of Research of Development. We refer to these persons as our Named Executive Officers elsewhere in this proxy statement. Except as provided below, none of our Named Executive Officers received any other compensation required to be disclosed by law or in excess of $10,000 annually.

Name and Principal Position	Salary	Bonus(1)	Option and Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Kevin P. Connors
President and Chief Executive Officer
2008	$420,00	$53,086	$555,906	$6,852	$10,817	$1,046,436
2007	390,833	258,267	404,725	7,725	10,358	1,071,908
2006	329,167	433,066	305,193	—	11,250	1,078,676

Ronald J. Santilli
Chief Financial Officer and Executive Vice President
2008	$290,000	$28,513	$313,449	$—	$10,350	$642,312
2007	267,083	134,795	268,511	—	10,358	680,747
2006	220,417	201,461	234,370	—	11,250	667,498

David A. Gollnick
Former Executive Vice President of Research and Development
2008	$275,000	$24,465	$271,321	$—	$10,817	$581,603
2007	256,205	119,873	210,167	—	10,358	596,603
2006	217,500	198,610	165,177	—	11,250	592,537

(1)	Amounts represent a discretionary bonus and profit sharing earned in 2008.
(2)	Amount reflects the total stock-based compensation expense for the year ended December 31, 2008 calculated in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, or SFAS No. 123(R), using the modified prospective method for unvested awards as of January 1, 2006 and excluding estimates of forfeitures. See Note 5 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 16, 2009 for a discussion of the assumptions made in determining the grant date fair value and stock-based compensation expense of equity awards.
(3)	Amounts represent non-cash benefit associated with a company sponsored, non-business, event for achieving sales targets in accordance with our commission incentive plan.
(4)	Amount represents 401(k) employer-match contributions and service award, where applicable.

Grants of Plan-Based Awards

The following table lists grants of plan-based awards made to our Named Executive Officers in 2008 and their related grant date fair value calculated in accordance with SFAS 123(R).

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards(2)	Grant Date Fair Value of Stock Option Awards(1)
Name		Threshold	Target	Maximum
Kevin P. Connors	5/28/2008	—	—	—	133,300	$10.43	$708,145
President and Chief Executive Officer

Ronald J. Santilli	5/28/2008	—	—	—	63,700	10.43	339,765
Chief Financial Officer and Executive Vice President

David A. Gollnick	5/28/2008	—	—	—	61,700	10.43	330,065
Former Executive Vice President Research and Development

(1)	Amount reflects the total stock-based compensation expense for the year ended December 31, 2008 calculated in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, or SFAS No. 123(R), using the modified prospective method for unvested awards as of January 1, 2006 and excluding estimates of forfeitures. See Note 5 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 16, 2009 for a discussion of the assumptions made in determining the grant date fair value and stock-based compensation expense of equity awards.
(2)	The per-share prices were the closing price of our common stock on the respective dates of grant.

Equity Incentive Awards Outstanding

The following table lists the outstanding equity incentive awards held by our Named Executive Officers as of December 31, 2008.

	Option Awards				Stock Awards(2)
Name	Number of Securities Underlying Unexercised Earned Options(1)	Number of Securities Underlying Unexercised Unearned Options(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested	Date Awards Will be Fully Vested
Kevin P. Connors	408,333	0	$0.10	9/13/2009
President and Chief Executive Officer	50,000	0	0.50	8/4/2010
	3,333	0	4.25	8/13/2013
	26,250	3,750	20.25	7/28/2015
	40,000	0	2.50	6/8/2011
	34,375	20,625	23.75	6/8/2013
	15,000	25,000	24.46	6/8/2012
	0	133,300	10.43	5/28/2015
					2,500	$22,157	6/1/2009

Ronald J. Santilli	3,372	0	4.25	8/7/2012
Chief Financial Officer and Executive Vice President	14,753	0	4.25	8/13/2013
	10,000	0	13.30	7/20/2014
	13,125	1,875	20.25	7/28/2015
	20,000	0	5.50	9/24/2011
	21,875	13,125	23.75	6/8/2013
	8,250	13,750	24.46	6/8/2012
	0	63,700	10.43	5/28/2015
					1,250	11,088	6/1/2009

David A. Gollnick(3)	25,000	0	0.10	9/13/2009
Former Executive Vice President Research and Development	25,000	0	0.50	6/9/2010
	23,400	0	2.50	6/8/2011
	2,917	0	4.25	8/13/2013
	3,958	0	13.30	7/20/2014
	7,812	1,875	20.25	7/28/2015
	15,625	9,375	23.75	6/8/2013
	5,250	8,750	24.46	6/8/2012
	1,875	3,125	22.53	7/27/2014
	61,700	61,700	10.43	5/28/2015
					1,250	11,088	6/1/2009

(1)	One-quarter (1/4th) of the shares underlying each of these options vest on the one year anniversary of the vesting commencement date and 1/48 of the underlying shares vest each month thereafter.
(2)	Performance unit awards (otherwise commonly referred to as restricted stock units) vest at the rate of 25% per year, for four years, provided the recipient continues to provide us with service.
(3)	Mr. Gollnick resigned from the position of Executive Vice President of Research and Development effective March 20, 2009. In accordance with a consulting agreement entered into with Cutera and filed with the SEC on March 4th 2009, all of stock options and awards of Mr. Gollnick ceased to vest as of March 2, 2009.

Options Exercised and Stock Vested

The following table lists the options exercised by, and stock vested to, our Named Executive Officers in the year ended December 31, 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized Upon Vesting(2)
Kevin P. Connors	—	—	2,500	25,600
President and Chief Executive Officer
Ronald J. Santilli	—	—	1,250	12,800
Chief Financial Officer and Executive Vice President
David A. Gollnick	—	—	1,250	12,800
Former Executive Vice President of Research and Development

(1)	Represents the excess of fair market value of the shares exercised on the exercise date over the aggregate exercise price for such shares.
(2)	These shares were originally issued by us pursuant to performance unit awards. On each vesting date, the unit had a value equal to the fair market value of our common stock on the date of vesting.

COMPENSATION COMMITTEE REPORT(1)

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Cutera’s proxy statement.

The foregoing report is provided by the undersigned members of the Compensation Committee.

Dr. David B. Apfelberg

Mr. Jerry P. Widman

Ms. Annette J. Campbell-White

(1)	The material in this report is not deemed soliciting material or filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in those filings.

OTHER MATTERS

We are not aware of any other business to be presented at the meeting. As of the date of this proxy statement, no stockholder had advised us of the intent to present any business at the meeting. Accordingly, the only business that our Board of Directors intends to present at the meeting is as set forth in this proxy statement.

If any other matter or matters are properly brought before the meeting, the proxies will use their discretion to vote on such matters in accordance with their best judgment.

By order of the Board of Directors,

Kevin P. Connors President and Chief Executive Officer

Brisbane, California

March 16, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

CUTERA, INC.

2009 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Cutera, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement each dated March 16, 2009 and hereby appoints Kevin P. Connors (our Chief Executive Officer and a member of our Board of Directors) and Ronald J. Santilli (our Chief Financial Officer), each as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2009 Annual Meeting of Stockholders of Cutera, Inc. to be held on May 20, 2009 at 10:00 a.m., local time, at Cutera’s offices located at 3240 Bayshore Blvd., Brisbane, California 94005-1021, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

SEE REVERSE SIDE

FOLD AND DETACH HERE

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				Please mark your votes as indicated		☒

1. Election of Directors	FOR ☐	WITHHOLD ☐	2. Approval of the Option Exchange program for our employees	FOR ☐	AGAINST ☐		ABSTAIN ☐

			3. Approval of the option Exchange Program for our Executive Officers and the independent members of our Board of Directors	FOR ☐	AGAINST ☐		ABSTAIN ☐

CLASS II NOMINEES: DAVID B. APFELBERG TIMOTHY J. O’SHEA			4. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm of the Company for the fiscal year ending December 31, 2009	FOR ☐	AGAINST ☐		ABSTAIN ☐

THE STOCKHOLDER MAY WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE BY STRIKING OUT THE INDIVIDUAL’S NAME ABOVE			THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF THE NOMINATED CLASS II DIRECTORS; (2) FOR THE APPROVAL OF THE OPTION EXCHANGE PROGRAM FOR OUR EMPLOYEES (3) FOR THE APPROVAL OF THE OPTION EXCHANGE PROGRAM FOR OUR EXECUTIVE OFFICERS AND THE INDEPENDENT MEMBERS OF OUR BOARD OF DIRECTORS (4) FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM; AND (5) AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAME OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

SIGNATURE(S)                                                         SIGNATURE(S)                                                         DATE:                     , 2009

NOTE: This Proxy should be marked, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

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FOLD AND DETACH HERE